Exhibit 99.1

ITEM 6.	SELECTED CONSOLIDATED FINANCIAL DATA

(dollars in thousands)

The selected consolidated financial data for the fiscal years ended September 30, 2005, 2006, 2007, 2008 and 2009 are derived from our consolidated financial statements. The information in this table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included elsewhere herein. Please note that the statement of operations data below have been adjusted to reflect WCIV and Politico as discontinued operations for all periods presented. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Fiscal Year Ended September 30,
	2005	2006	2007	2008	2009
Statement of Operations Data:
Operating revenues, net	$194,137	$216,227	$214,508	$205,020	$181,798
Television operating expenses, excluding depreciation, amortization and impairment	118,590	118,898	122,398	128,275	111,748
Depreciation and amortization	8,732	8,136	8,050	8,735	8,939
Impairment of intangible assets	—	—	—	—	30,700
Corporate expenses	5,950	4,889	6,106	6,459	5,079
Operating income	60,865	84,304	77,954	61,551	25,332
Interest expense	36,694	36,228	37,213	37,631	37,180
Interest income	71	147	208	96	30
Interest income–related party	297	232	430	200	112
Other nonoperating income (expense), net	(1,684)	843	262	(242)	5,222
Income (loss) from continuing operations before income taxes and cumulative effect of change in accounting principle	22,855	49,298	41,641	23,974	(6,484)
Provision for (benefit from) income taxes	9,357	18,210	15,794	9,175	(713)
Income (loss) from continuing operations before cumulative effect of change in accounting principle	13,498	31,088	25,847	14,799	(5,771)
Income (loss) from discontinued operations, net of tax (1)	144	421	(3,233)	(1,926)	199
Cumulative effect of change in accounting principle, net of tax (2)	—	48,728	—	—	—
Net income (loss)	13,642	(17,219)	22,614	12,873	(5,572)

	As of September 30,
	2005	2006	2007	2008	2009
Balance Sheet Data:
Total assets	$241,744	$176,021	$169,049	$159,455	$127,110
Total debt (3)	460,755	452,846	484,100	483,408	475,240
Stockholder’s investment	(287,414)	(327,770)	(366,527)	(383,524)	(398,809)

	Fiscal Year Ended September 30,
	2005	2006	2007	2008	2009
Cash Flow Data (4):
Cash flow from operating activities	$27,266	$41,374	$31,092	$34,027	$21,407
Cash flow from investing activities	(4,593)	(6,670)	(5,889)	(5,977)	(4,780)
Cash flow from financing activities	(25,725)	(31,309)	(30,401)	(28,880)	(16,035)
Financial Ratios and Other Data:
Operating income margin	31.4%	39.0%	36.3%	30.0%	13.9%
Capital expenditures (5)	4,660	8,836	6,052	5,986	4,853

(Footnotes on following page)

Footnotes

(dollars in thousands)

(1)	Effective August 1, 2009, the equity interests of WCIV, our wholly-owned subsidiary, were distributed to Perpetual. As the operations of WCIV constitute a component of the Company, the operating results of WCIV through July 31, 2009 have been presented as discontinued operations for all periods presented. See “Consolidated Financial Statements—Notes to Consolidated Financial Statements—Note 7.”

On November 13, 2009, the equity interests of Politico, our wholly-owned subsidiary, were distributed to Perpetual. The operations of Politico, which constitute a component of the Company, through November 13, 2009 have been presented as discontinued operations for all periods presented. See “Consolidated Financial Statements–Notes to Consolidated Financial Statements–Note 7.”

(2)	In September 2004, the Securities Exchange Commission (“SEC”) announced that the “residual method” should no longer be used to value intangible assets other than goodwill. Rather, a “direct value method” is required to be used to determine the fair value of all intangible assets for purposes of impairment testing, including those assets previously valued using the residual method. Any impairment resulting from application of a direct value method should be reported as a cumulative effect of a change in accounting principle. Application of this new guidance became effective at the beginning of our year ended September 30, 2006. As a result of implementing this guidance, we recorded a non-cash, pre-tax impairment charge related to the carrying value of certain of our FCC licenses of $80,000. This charge was recorded, net of the related tax benefit of $31,272, as a cumulative effect of a change in accounting principle during the quarter ended December 31, 2005.
(3)	Total debt is defined as long-term debt (including the current portion thereof, and net of discount) and capital lease obligations.
(4)	Cash flows from operating, investing and financing activities were determined in accordance with GAAP. See “Consolidated Financial Statements—Consolidated Statements of Cash Flows.”
(5)	Capital expenditures for the years ended September 30, 2008 and 2009 are exclusive of $2,924 and $4,376 of expenditures associated with the replacement of our broadcast tower and related equipment in Little Rock, Arkansas. See “Consolidated Financial Statements—Notes to Consolidated Financial Statements—Note 11.”

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(dollars in thousands)

General Factors Affecting Our Business

The Company

We own ABC network-affiliated television stations serving six geographic markets: WJLA in Washington, D.C.; WCFT in Tuscaloosa, Alabama, WJSU in Anniston, Alabama and WBMA-LP, a low power television station licensed to Birmingham, Alabama (we operate WCFT and WJSU in tandem with WBMA-LP serving the viewers of the Birmingham, Tuscaloosa and Anniston market as a single programming source); WHTM in Harrisburg, Pennsylvania; KATV in Little Rock, Arkansas; KTUL in Tulsa, Oklahoma; and WSET in Lynchburg, Virginia. We also provide 24-hour per day basic cable television programming to the Washington, D.C. market, through NewsChannel 8, primarily focused on regional and local news for the Washington, D.C. metropolitan area. The operations of NewsChannel 8 are integrated with WJLA.

We also owned and operated WCIV in Charleston, South Carolina from March 1, 1996 until August 1, 2009, at which time the equity interests of WCIV were distributed to Perpetual. The operations of WCIV through July 31, 2009 are classified as discontinued operations for all periods presented.

In January 2007, we launched Politico, a specialized newspaper and Internet site (politico.com) that serves Congress, congressional staffers and those interested in the actions of our national legislature and political electoral process. On November 13, 2009, the equity interests of Politico were distributed to Perpetual. The operating results of Politico are classified as discontinued operations for all periods presented.

Prior to October 1, 2009, we presented three reportable segments consisting of WJLA/NewsChannel 8, Other Television Stations, which represented the aggregation of five of our ABC network-affiliated television stations, and Politico. Each of these operations is in the business of gathering and distributing news and entertainment content across multiple platforms, and revenue for each operation is substantially dependent upon advertising. The Company is now being managed as one operating segment, and accordingly, we will present one reportable segment effective October 1, 2009. As required, all previously reported information has been updated to reflect the change in reportable segments for all periods presented.

Business

Our operating revenues are derived from local and national advertisers and, to a much lesser extent, the ABC network and program syndicators for the broadcast of programming and from other broadcast-related activities, including retransmission consent fees from cable and telephone company operators as well as DBS providers. The primary operating expenses involved in owning and operating television stations are employee compensation, programming, newsgathering, production, promotion and the solicitation of advertising.

Television stations receive revenues for advertising sold for placement within and adjoining locally originated and network programming. Advertising rates are set based upon a variety of factors, including the size and demographic makeup of the market served by the station, a program’s popularity among viewers whom an advertiser wishes to attract, the number of advertisers competing for the available time, the availability of alternative advertising media in the market area, a station’s overall ability to attract viewers in its market area and the station’s ability to attract viewers among particular demographic groups that an advertiser may be targeting. Advertising rates are also affected by an aggressive and knowledgeable sales force and the development of projects, features and programs that tie advertiser messages to programming.

Our advertising revenues are generally highest in the first and third quarters of each fiscal year, due in part to increases in retail advertising in the period leading up to and including the holiday season and active advertising in the spring. The fluctuation in our operating results is generally related to fluctuations in the revenue cycle. In addition, advertising revenues are generally higher during election years due to spending by political candidates, which is typically heaviest during our first and fourth fiscal quarters. During years in which Olympic Games are held, there is additional demand for advertising time and, as a result, increased advertising revenue associated with Olympic broadcasts. The 2008 Summer Olympic Games were broadcast by NBC in August 2008 in connection with NBC’s United States television rights to the Olympic Games, which extend through 2012.

Our cash flow from operations is also affected on a quarterly basis by the timing of cash collections and interest payments on our debt. Cash receipts are usually greater during the second and fourth fiscal quarters, as the collection of advertising revenue typically lags the period in which such revenue is recorded. Scheduled semi-annual interest payments on our long-term fixed interest rate debt occur during the first and third fiscal quarters. As a result, our cash flows from operating activities as reflected in our consolidated financial statements are generally significantly higher during our second and fourth fiscal quarters, and such quarters comprise a substantial majority of our cash flow from operating activities for the full fiscal year.

The broadcast television industry is cyclical in nature, being affected by prevailing economic conditions. Because we rely on sales of advertising time for substantially all of our revenues, our operating results are sensitive to general economic conditions and regional conditions in each of the local market areas in which our stations operate. For Fiscal 2007, 2008 and 2009, the Washington, D.C. advertising market accounted for approximately one-half of our total revenues. As a result, our results of operations are highly dependent on WJLA/NewsChannel 8 and, in turn, the Washington, D.C. economy and, to a lesser extent, on each of the other local economies in which our stations operate.

We are also dependent on automotive-related advertising. Approximately 23%, 20% and 14% of our total broadcast revenues for the years ended September 30, 2007, 2008 and 2009, respectively, consisted of automotive-related advertising. Automotive-related advertising declined by 12%, 14% and 41% for the years ended September 30, 2007, 2008 and 2009, respectively, as a result of decreased demand for advertising by the automotive industry. Continued or further significant decreases in such advertising in the future would adversely affect our operating results.

Operating Revenues

The following table depicts the principal types of operating revenues from continuing operations, net of agency commissions, earned by us during each of the last three fiscal years and the percentage contribution of each to our total operating revenues, before fees.

	Fiscal Year Ended September 30,
	2007		2008		2009
	Dollars	Percent	Dollars	Percent	Dollars	Percent
Local and national (1)	$184,437	84.2%	$174,035	83.4%	$142,770	77.2%
Political (2)	9,599	4.4%	6,590	3.1%	10,104	5.5%
Subscriber fees (3)	10,273	4.7%	11,774	5.6%	15,671	8.5%
Internet (4)	592	0.3%	2,010	1.0%	2,647	1.4%
Network compensation (5)	3,561	1.6%	3,282	1.6%	2,589	1.4%
Trade and barter (6)	5,784	2.6%	6,006	2.9%	5,496	3.0%
Other revenues	4,830	2.2%	5,076	2.4%	5,632	3.0%

Operating revenues	219,076	100.0%	208,773	100.0%	184,909	100.0%

Fees (7)	(4,568)		(3,753)		(3,111)

Operating revenues, net	$214,508		$205,020		$181,798

(1)	Represents sale of advertising to local and national advertisers, either directly or through agencies representing such advertisers, net of agency commission.
(2)	Represents sale of advertising to political advertisers.
(3)	Represents subscriber fees earned from cable and telco operators as well as DBS providers.
(4)	Represents sale of advertising on our Internet websites.
(5)	Represents payment by network for broadcasting or promoting network programming.
(6)	Represents value of commercial time exchanged for goods and services (trade) or syndicated programs (barter).
(7)	Represents fees paid to national sales representatives and fees paid for music licenses.

Local and national advertising constitutes our largest category of operating revenues, representing 75% to 85% of our total operating revenues in each of the last three fiscal years. Local and national advertising revenues decreased 3.3%, 5.6% and 18.0% in Fiscal 2007, 2008 and 2009, respectively.

Results of Operations—Fiscal 2009 Compared to Fiscal 2008

Set forth below are selected consolidated financial data for Fiscal 2008 and 2009, respectively, and the percentage change between the years.

	Fiscal Year Ended September 30,		Percentage
	2008	2009	Change
Operating revenues, net	$205,020	$181,798	(11.3)%
Impairment of intangible assets	—	30,700	—
All other operating expenses	143,469	125,766	(12.3)%

Operating income	61,551	25,332	(58.8)%
Nonoperating expenses, net	37,577	31,816	(15.3)%
Income tax provision (benefit)	9,175	(713)	—

Income (loss) from continuing operations	14,799	(5,771)	—
(Loss) income from discontinued operations, net of tax	(1,926)	199	—

Net income (loss)	$12,873	$(5,572)	—

Net Operating Revenues

Net operating revenues for Fiscal 2009 totaled $181,798, a decrease of $23,222, or 11.3%, as compared to Fiscal 2008. Our operations were negatively impacted as a result of the general economic downturn experienced during Fiscal 2009. This decrease was partially offset by increases in subscriber fees, Internet revenues and political advertising as discussed below.

Local and national advertising revenues decreased $31,265, or 18.0%, from Fiscal 2008. This decline reflected decreased demand primarily due to an overall weak advertising environment, particularly in the automotive category which was down 41% during Fiscal 2009.

Political advertising revenues increased $3,514, or 53.3%, in Fiscal 2009 as compared to Fiscal 2008. Political advertising revenue increased in all but one of our markets with substantial increases in our Virginia and Pennsylvania markets related to spending by the Presidential candidates leading up to the November 2008 general election, which generated substantial revenue in the first quarter of Fiscal 2009. While political advertising revenue increased for the year ended September 30, 2009, it decreased during the final quarter of the fiscal year. This decrease was due to political advertising during the fourth quarter of Fiscal 2008 leading up to the November 2008 elections, partially offset by spending during the fourth quarter of Fiscal 2009 related to the Virginia Governor’s election.

Subscriber fees increased $3,897, or 33.1%, during Fiscal 2009 as compared to the prior fiscal year. This increase was due to new retransmission consent agreements entered into with certain cable companies during the quarters ended March 31, 2009 and June 30, 2009 as well as contractual increases in per subscriber rates and increases in the overall number of subscribers related to existing agreements.

Internet revenues increased $637, or 31.7%, during Fiscal 2009 as a result of continued specific content and sales initiatives related to our station websites.

Other revenue increased $556, or 11.0%, during Fiscal 2009 as compared to the same period in the prior year. During the fourth quarter of Fiscal 2009, the insurance claim related to the January 2008 collapse of our broadcast tower in Little Rock, Arkansas was finalized. As a result, we recorded a gain on the business interruption portion of the claim of $2,811 in other revenue. See “Liquidity and Capital Resources—Other Uses of Cash.” This increase in other revenue was substantially offset by a change in the nature of our relationship with the University of Arkansas. In conjunction with a long-term renewal and broadening of the Arkansas Razorback Sports Network franchise, we are now working with a third-party, multimedia sports rightsholder. As a result, we now receive certain fees from this company rather than directly selling the radio and television advertising. Such fees are less than the advertising revenue previously generated. This decrease in revenue has a corresponding decrease in expense as we also no longer incur the programming rights fee to the University of Arkansas. These decreases in revenue and expense primarily affected the first two quarters of Fiscal 2009 due to the timing of the college football and basketball seasons.

No individual advertiser accounted for more than 5% of our operating revenues during Fiscal 2009 or 2008.

Total Operating Expenses

Total operating expenses in Fiscal 2009 were $156,466, an increase of $12,997, or 9.1%, compared to total operating expenses of $143,469 in Fiscal 2008. This net increase consisted of a decrease in television operating expenses, excluding depreciation, amortization and impairment, of $16,527, an increase in depreciation and amortization of $204, an intangible asset impairment charge of $30,700 and a decrease in corporate expenses of $1,380.

Television operating expenses, excluding depreciation, amortization and impairment, totaled $111,748 in Fiscal 2009, a decrease of $16,527, or 12.9%, when compared to television operating expenses of $128,275 in Fiscal 2008. This decrease was due primarily to expense reduction initiatives implemented during the quarter ended March 31, 2009 as well as the change in the nature of our relationship with the University of Arkansas as discussed above. During the quarter ended March 31, 2009, we responded to the overall weak advertising environment with a number of expense reduction initiatives. These included the elimination of management and staff positions, reductions in incentive and base compensation across the Company, the suspension of the Company match to our 401(k) plan and other cost-saving measures, including significant decreases in discretionary spending, such as travel, meals and entertainment.

Corporate expenses decreased $1,380, or 21.4%, for the fiscal year ended September 30, 2009 as compared to the prior fiscal year primarily due to decreased executive bonus and incentive compensation.

During the quarter ended March 31, 2009, events occurred which indicated that an impairment of certain broadcast licenses may exist. The events included the decline in the overall economy, forecasts for negative industry-wide advertising growth in 2009, and reduced revenue projections and related cost reduction measures within the Company. Thus, such broadcast licenses were tested for impairment as of March 31, 2009. The tests indicated that four broadcast licenses in the Other Television Stations reportable segment were impaired. As a result, we recorded a non-cash impairment charge of $27,700 during the quarter ended March 31, 2009. Our annual impairment tests were performed as of September 30, 2009. These tests indicated that a further impairment had occurred with respect to these four broadcast licenses, resulting in a non-cash impairment charge of $3,000 during the quarter ended September 30, 2009. There were no related charges recorded during the prior year. Notwithstanding the factors cited above, the recording of these impairment charges will not have any direct effect on our liquidity or future operating results. See “Critical Accounting Policies and Estimates.”

Operating Income

Operating income of $25,332 in Fiscal 2009 decreased $36,219, or 58.8%, compared to operating income of $61,551 in Fiscal 2008. The operating income margin in Fiscal 2009 decreased to 13.9% from 30.0% for the prior fiscal year. The decreases in operating income and margin during Fiscal 2009 were primarily the result of the non-cash intangible asset impairment charge of $30,700 recorded during Fiscal 2009 as discussed above.

Nonoperating Expenses, Net

Interest Expense. Interest expense decreased by $451, or 1.2%, from $37,631 in Fiscal 2008 to $37,180 in Fiscal 2009. The decrease in interest expense was primarily due to the decrease in the average balance of debt outstanding during Fiscal 2009 as compared to the prior fiscal year as well as a decrease in the weighted average interest rate on debt. The average balance of debt outstanding for Fiscal 2008 and 2009 was $491,788 and $488,199, respectively, and the weighted average interest rate on debt was 7.6% and 7.5% during the years ended September 30, 2008 and 2009, respectively.

Other, Net. Other net nonoperating income was $5,222 during Fiscal 2009 as compared to other net nonoperating expense of $242 during Fiscal 2008. During the fourth quarter of Fiscal 2009, the insurance claim related to the January 2008 collapse of our broadcast tower in Little Rock, Arkansas was finalized. As a result, we recorded a gain on the replacement cost property portion of the claim of $6,015, reflecting the excess of replacement cost insurance proceeds over the carrying value of the destroyed assets. See “Liquidity and Capital Resources—Other Uses of Cash.” This increase in other net nonoperating income was partially offset by a decrease in the non-cash gain recorded related to the exchange of equipment by Nextel of $363 as discussed below.

The FCC has granted to Sprint Nextel Corporation (“Nextel”) the right to reclaim a portion of the spectrum in the 2 GHz band from broadcasters across the country. In order to claim this spectrum, Nextel must replace all of the broadcasters’ electronic newsgathering equipment currently using this spectrum with digital equipment capable of operating in the reformatted portion of the 2 GHz band retained by the broadcasters. This exchange of equipment will be completed on a market by market basis. As the equipment is exchanged and placed into service in each of our markets, a gain will be recorded to the extent that the fair market value of the equipment received exceeds the book value of the analog equipment exchanged. During the years ended September 30, 2008 and 2009, equipment was exchanged and placed into service with an excess of fair market value as compared to book value of $978 and $615, respectively, and was recorded as a non-cash gain in other, net nonoperating income.

Income Taxes

The benefit from income taxes in Fiscal 2009 totaled $713, a decrease of $9,888 when compared to the provision for income taxes of $9,175 in Fiscal 2008. This decrease in income tax expense was primarily due to the $30,458 decrease in pre-tax income from continuing operations.

Income (Loss) from Continuing Operations

Loss from continuing operations during Fiscal 2009 was $5,771, a decrease of $20,570 when compared to income from continuing operations of $14,799 during Fiscal 2008. This decrease was primarily due to non-cash intangible asset impairment charges of $30,700, partially offset by the related tax benefit of $9,235 as well as gains, net of tax, associated with finalizing the insurance claim related to the collapse of our broadcast tower in Little Rock, Arkansas.

Income (Loss) from Discontinued Operations, Net of Tax

Effective August 1, 2009, we distributed the equity interests of WCIV to Perpetual. The operations of WCIV through July 31, 2009 are classified as discontinued operations for all periods presented. On November 13, 2009, we distributed the equity interests of Politico to Perpetual. The operations of Politico are classified as discontinued operations for all periods presented. Income from discontinued operations of WCIV through July 31, 2009 and Politico through September 30, 2009 was $199, net of the related tax provision of $156, during Fiscal 2009. This increased $2,125 when compared to the loss from discontinued operations of WCIV and Politico for the full fiscal year of $1,926, net of the related tax benefit of $1,109, during Fiscal 2008. The $2,125 increase primarily reflected the increased issue-oriented advertising demand for Politico as well as an increase in the number of print publications produced during Fiscal 2009.

Net Income (Loss)

For Fiscal 2009, the Company recorded a net loss of $5,572 as compared to net income of $12,873 for Fiscal 2008. The decrease in net income during Fiscal 2009 of $18,445 was primarily due to decreased income from continuing operations, as discussed above.

Results of Operations—Fiscal 2008 Compared to Fiscal 2007

Set forth below are selected consolidated financial data for Fiscal 2007 and 2008, respectively, and the percentage change between the years.

	Fiscal Year Ended September 30,		Percentage
	2007	2008	Change
Operating revenues, net	$214,508	$205,020	(4.4)%
Total operating expenses	136,554	143,469	5.1%

Operating income	77,954	61,551	(21.0)%
Nonoperating expenses, net	36,313	37,577	3.5%
Income tax provision	15,794	9,175	(41.9)%

Income from continuing operations	25,847	14,799	(42.7)%
Loss from discontinued operations, net of tax	(3,233)	(1,926)	(40.4)%

Net income	$22,614	$12,873	(43.1)%

Net Operating Revenues

Net operating revenues for Fiscal 2008 totaled $205,020, a decrease of $9,488, or 4.4%, as compared to Fiscal 2007. Our operations were negatively impacted due to a decrease in demand for local and national advertising revenue, particularly in our Washington, D.C. market, as well as decreased political advertising revenues, partially offset by increased Internet advertising revenues.

Local and national advertising revenues decreased $10,402, or 5.6%, from Fiscal 2007. The decrease in local and national advertising revenues was due to a general decrease in demand for local and national advertising in all of our markets during the final three quarters of Fiscal 2008, with a particular decrease in demand by local and national advertisers in our Washington, D.C. market. This overall decrease was partially offset by increased local and national advertising revenue in the first quarter of Fiscal 2008, primarily reflecting the prior year displacement of local and national advertisers during the peak political advertising period leading up to the November 2006 elections.

Political advertising revenues decreased by $3,009, or 31.3%, in Fiscal 2008 from Fiscal 2007. Political advertising revenues decreased due to various high-profile state-wide political elections in November 2006, which generated substantial revenue in the first quarter of Fiscal 2007 with no comparable activity in Fiscal 2008, partially offset by spending by the Presidential candidates during Fiscal 2008 for the primaries and principally for the period leading up to the November 2008 general election in our Virginia and Pennsylvania markets.

Subscriber fee revenue increased $1,501, or 14.6%, during Fiscal 2008 as compared to the prior fiscal year. This increase was due to an increase in the overall number of subscribers as well as various contractual increases in the monthly per subscriber rates.

Internet revenues increased $1,418 to $2,010 during Fiscal 2008. This increase was the result of increased Internet-based advertising revenue across our station group.

No individual advertiser accounted for more than 5% of our operating revenues during Fiscal 2008 or 2007.

Total Operating Expenses

Total operating expenses in Fiscal 2008 were $143,469, an increase of $6,915, or 5.1%, compared to total operating expenses of $136,554 in Fiscal 2007. This net increase consisted of an increase in television operating expenses, excluding depreciation, amortization and impairment, of $5,877, an increase in depreciation and amortization of $685 and an increase in corporate expenses of $353.

Television operating expenses, excluding depreciation, amortization and impairment, totaled $128,275 in Fiscal 2008, an increase of $5,877, or 4.8%, when compared to television operating expenses of $122,398 in Fiscal 2007. This increase was primarily due to an overall increase in our employee compensation and benefits of 5.9% for the year ended September 30, 2008 as compared to the prior fiscal year.

Operating Income

Operating income of $61,551 in Fiscal 2008 decreased $16,403, or 21.0%, compared to operating income of $77,954 in Fiscal 2007. The operating income margin in Fiscal 2008 decreased to 30.0% from 36.3% for the prior fiscal year. The decreases in operating income and margin during Fiscal 2008 were primarily the result of increased total operating expenses and decreased net operating revenues as discussed above.

Nonoperating Expenses, Net

Interest Expense. Interest expense increased by $418, or 1.1%, from $37,213 in Fiscal 2007 to $37,631 in Fiscal 2008. The increase in interest expense was primarily due to the increase in the average balance of debt outstanding during Fiscal 2008 as compared to the prior fiscal year, partially offset by a decrease in the weighted average interest rate on debt. The average balance of debt outstanding for Fiscal 2007 and 2008 was $475,871 and $491,788, respectively, and the weighted average interest rate on debt was 7.7% and 7.6% during the years ended September 30, 2007 and 2008, respectively.

Other, Net. The FCC has granted to Sprint Nextel Corporation (“Nextel”) the right to reclaim a portion of the spectrum in the 2 GHz band from broadcasters across the country. In order to claim this spectrum, Nextel must replace all of the broadcasters’ electronic newsgathering equipment currently using this spectrum with digital equipment capable of operating in the reformatted portion of the 2 GHz band retained by the broadcasters. This exchange of equipment will be completed on a market by market basis. As the equipment is exchanged and placed into service in each of our markets, a gain will be recorded to the extent that the fair market value of the equipment received exceeds the book value of the analog equipment exchanged. During the years ended September 30, 2007 and 2008, equipment was exchanged and placed into service with an excess of fair market value as compared to book value of $1,256 and $978, respectively, and was recorded as a non-cash gain in other, net nonoperating income.

Income Taxes

The provision for income taxes in Fiscal 2008 totaled $9,175, a decrease of $6,619, or 41.9%, when compared to the provision for income taxes of $15,794 in Fiscal 2007. The decrease in the provision for income taxes was primarily due to the $17,667, or 42.4%, decrease in pre-tax income from continuing operations.

In June 2006, the Financial Accounting Standards Board (“FASB”) issued new guidance related to accounting for uncertainty in income taxes. This guidance clarifies the accounting for uncertainty in income taxes by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of tax provisions taken or expected to be taken in a tax return. The new guidance was adopted on October 1, 2007. The cumulative effect of adoption resulted in a net decrease of $1,295 to the opening balance of retained earnings.

Our operations are included in a consolidated federal income tax return and a combined Virginia state income tax return filed by Perpetual. We calculate and record income tax expense in accordance with the accounting rules for income taxes as if we were a separate taxpayer from Perpetual. We make payments to Perpetual in accordance with the terms of a tax sharing agreement between Perpetual and us. During the year ended September 30, 2008, income tax payments due to Perpetual in accordance with the tax sharing agreement exceeded the income tax payments that would be due as calculated in accordance with the accounting rules for income taxes by $695. This difference was recorded as a charge against retained earnings.

Income from Continuing Operations

Income from continuing operations during Fiscal 2008 was $14,799, a decrease of $11,048, or 42.7%, when compared to income from continuing operations of $25,847 during Fiscal 2007. This decrease was primarily due to the $16,403 decrease in operating income as discussed above.

Income from Discontinued Operations, Net of Tax

Effective August 1, 2009, we distributed the equity interests of WCIV to Perpetual. The operations of WCIV through July 31, 2009 are classified as discontinued operations for all periods presented. On November 13, 2009, we distributed the equity interests of Politico to Perpetual. The operations of Politico are classified as discontinued operations for all periods presented. Loss from discontinued operations of WCIV and Politico was $1,926, net of the related tax benefit of $1,109 during Fiscal 2008.

This loss decreased $1,307 when compared to the loss from discontinued operations of WCIV and Politico of $3,233, net of the related tax benefit of $1,977, during Fiscal 2007. The decreased loss was primarily due the first full year of operations during Fiscal 2008 for Politico, which launched in January 2007.

Net Income

For Fiscal 2008, the Company recorded net income of $12,873 as compared to $22,614 for Fiscal 2007. The decrease in net income during Fiscal 2008 of $9,741, or 43.1%, was primarily due to decreased operating income, as discussed above.

Liquidity and Capital Resources

Cash Provided by Operations

Our principal sources of working capital are cash flow from operations and borrowings under our senior credit facility. As discussed above, our operating results are cyclical in nature primarily as a result of seasonal fluctuations in advertising revenues, which are generally highest in the first and third quarters of each fiscal year. Our cash flow from operations is also affected on a quarterly basis by the timing of cash collections and interest payments on our debt. Cash receipts are usually greater during the second and fourth fiscal quarters as the collection of advertising revenue typically lags the period in which such revenue is recorded. Scheduled semi-annual interest payments on our long-term fixed interest rate debt occur during the first and third fiscal quarters. As a result, our cash flows from operating activities as reflected in our consolidated financial statements are generally significantly higher during our second and fourth fiscal quarters, and such quarters comprise a substantial majority of our cash flows from operating activities for the full fiscal year.

As reported in our consolidated statements of cash flows, our net cash provided by operating activities was $31,092, $34,027 and $21,407 for Fiscal 2007, 2008 and 2009, respectively. The increase in cash provided by operating activities from Fiscal 2007 to Fiscal 2008 was primarily the result of greater cash collection activity as well as various other differences in the timing of cash receipts and payments in the ordinary course of operations, largely offset by decreased net income during Fiscal 2008. The decrease in cash provided by operating activities from Fiscal 2008 to Fiscal 2009 was primarily the result of various differences in the timing of cash receipts and payments in the ordinary course of operations. These differences reflected reduced revenue levels during Fiscal 2009 as well as decreased liability balances at September 30, 2009 due to the expense reduction initiatives put into place during the year.

Distributions to Related Parties

Effective August 1, 2009, the equity interests of WCIV were distributed to Perpetual. See “General Factors Affecting Our Business.”

We have periodically made advances in the form of distributions to Perpetual. For Fiscal 2007, 2008 and 2009, we made cash advances net of repayments to Perpetual of $61,371, $27,880 and $7,125, respectively. No cash advances were made during the nine months ended September 30, 2009. Such advances are currently restricted pursuant to the terms of our senior credit facility. See “Indebtedness.” The advances to Perpetual are non-interest bearing and, as such, do not reflect market rates of interest-bearing loans to unaffiliated third parties.

At present, the primary source of repayment of net advances is through our ability to pay dividends or make other distributions, and there is no immediate intent for the amounts to be repaid. Accordingly, these advances have been treated as a reduction of stockholder’s investment and are described as “distributions” in our consolidated financial statements.

Under the terms of the agreements relating to our indebtedness, future advances, distributions and dividends to related parties are subject to certain restrictions. We anticipate that, subject to such restrictions, applicable law and payment obligations with respect to our indebtedness, we will make advances, distributions or dividends to related parties in the future. Subsequent to September 30, 2009 and through December 18, 2009, we made no net cash distributions to owners. On November 13, 2009, the equity interests of Politico were distributed to Perpetual. See “General Factors Affecting Our Business.”

During Fiscal 2007, 2008 and 2009, we were charged by Perpetual under a tax sharing agreement with Perpetual for federal and state income taxes totaling $9,734, $5,350 and $4,887, respectively, and we made payments to Perpetual for these taxes of $9,734, $5,350 and $2,842, respectively.

Stockholder’s deficit amounted to $398,809 at September 30, 2009, an increase of $15,285, or 4.0%, from the September 30, 2008 deficit of $383,524. The increase was due to a net loss for Fiscal 2009 of $5,572, a net increase in distributions to owners of $5,080 and the distribution of the equity interests of WCIV to Perpetual of $4,633.

Indebtedness

Our total debt decreased from $483,408 at September 30, 2008 to $475,240 at September 30, 2009. This debt, net of applicable discounts, consists of $453,740 of 7 3/4% senior subordinated notes due December 15, 2012 and $21,500 outstanding under our senior credit facility. The decrease of $8,168 in total debt from September 30, 2008 to September 30, 2009 was primarily due to net repayments under the senior credit facility of $8,500.

On February 5, 2009, we executed an amendment with an effective date as of December 31, 2008 to our senior credit facility. The amendment served, among other things, to adjust certain of the financial covenants. In addition, the total commitment under the credit facility was reduced from $70,000 to $67,500 effective February 5, 2009 and to $65,000 effective December 31, 2009. On November 13, 2009, the senior credit facility was further amended to permit the distribution of the equity interests of Politico to Perpetual.

Our senior credit facility is secured by the pledge of stock of ACC and its subsidiaries and matures August 23, 2011. Interest is payable quarterly at various rates from prime plus 1.50% or from LIBOR plus 2.75% depending on certain financial operating tests.

Under the existing borrowing agreements, we are subject to restrictive covenants that place limitations upon payments of cash distributions, dividends, issuance of capital stock, investment transactions, incurrence of additional obligations and transactions with affiliates. Our senior credit facility currently contains the most restrictive covenants and limitations of this nature. In addition, under the senior credit facility, we must maintain compliance with certain financial covenants. Compliance with the financial covenants is measured at the end of each quarter, and as of September 30, 2009, we were in compliance with those financial covenants. We are also required to pay a commitment fee ranging from 0.375% to 0.500% per annum based on the amount of any unused portion of the senior credit facility.

Our senior credit facility, under which $21,500 was outstanding at September 30, 2009, has four financial maintenance covenants which are calculated based on the most recent twelve months of activity as of the end of each quarter. These financial maintenance covenants include a minimum interest coverage ratio, maximum total and senior leverage ratios and a minimum fixed charge coverage ratio. The maximum total leverage ratio covenant is currently the most restrictive of the four financial maintenance covenants. The total leverage ratio also serves to limit cash advances to Perpetual. Under our senior credit facility, the total leverage ratio must not exceed 6.75 in order for such advances to be made. The calculation for this ratio and the financial covenant requirement for this ratio as of September 30, 2009 and September 30, 2008 are provided below.

	Calculation as of September 30, 2009	Covenant Requirement as of September 30, 2009	Calculation as of September 30, 2008	Covenant Requirement as of September 30, 2008
Total Leverage Ratio
Total debt, plus unamortized debt discount	$476,500		$485,000
Consolidated EBITDA, as defined below	$67,248		$69,254
Total debt, plus unamortized debt discount, divided by Consolidated EBITDA	7.09	Must not exceed 8.00	7.00	Must not exceed 7.25

Consolidated EBITDA is a defined term in our senior credit facility and is calculated as required by the terms of our senior credit facility as follows:

	Calculation for the twelve months ended September 30, 2009	Calculation for the twelve months ended September 30, 2008
Net (Loss) Income	$(5,572)	$12,873
Loss from discontinued operations, net of tax	214	—
(Benefit from) provision for income taxes	(373)	8,066
Interest expense	37,180	37,631
Gain on disposal of assets	(6,459)	(1,243)
Depreciation and amortization	9,087	9,511
Provision for doubtful accounts	991	1,068
Other noncash charges	32,180	1,348

Consolidated EBITDA	$67,248	$69,254

The calculation for the twelve months ended September 30, 2009 excludes amounts related to WCIV as required by the senior credit facility. Amounts related to Politico are required to be excluded beginning with the calculation for the twelve months ended December 31, 2009. Consolidated EBITDA is a non-GAAP measure which is only presented for purposes of assisting the reader in understanding our compliance with our financial covenants. We have calculated Consolidated EBITDA in accordance with the specific requirements of our senior credit facility, and this calculation may not be consistent with similarly titled measures used by other companies. This measure should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

As noted above, the significant general economic decline during 2009 adversely impacted advertising revenues, and we initiated actions to reduce costs in response thereto. In light of the adverse impact of the economic conditions, we obtained an amendment to our senior credit facility that, among other things, increased the permitted maximum total leverage ratio covenant as calculated above. The permitted maximum total leverage ratio steps back down during Fiscal 2010. We believe that based on anticipated results for Fiscal 2010, including the cost reductions we initiated during Fiscal 2009, we will be able to continue to comply with the financial covenants of our senior credit facility. However, an unexpected further decline in advertising revenues could adversely affect our ability to continue to comply with these covenants.

The indenture for our long-term debt provides that, whether or not required by the rules and regulations of the SEC, so long as any senior notes are outstanding, we, at our expense, will furnish to each holder (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, if we were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual financial information only, a report thereon by our certified independent accountants and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. In addition, the indenture also provides that, whether or not required by the rules and regulations of the SEC, we will file a copy of all such information and reports with the SEC for public availability (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. Although our duty to file such reports with the SEC was automatically suspended pursuant to Section 15(d) of the Securities Exchange Act of 1934, effective October 1, 2003, we will continue to file such reports in accordance with the indenture.

Other Uses of Cash

During Fiscal 2007, 2008 and 2009, we made $6,052, $5,986 and $4,853, respectively, of capital expenditures. Capital expenditures of $5,986 and $4,853 during the years ended September 30, 2008 and 2009, respectively, are exclusive of $2,924 and $4,376, respectively, of expenditures related to the replacement of our broadcast tower and related equipment in Little Rock, Arkansas, as discussed below. At this time, we estimate that capital expenditures for Fiscal 2010 will be in the approximate range of $5,000 to $6,000, and will primarily be for the acquisition of technical equipment and vehicles to support ongoing operations across our stations, including completion of the transition to our final digital channels. We expect that the source of funds for these anticipated capital expenditures will be cash provided by operations and borrowings under the senior credit facility.

On January 11, 2008, our broadcast tower in Little Rock, Arkansas collapsed and fell, causing an interruption in the distribution of the over-the-air broadcast signals for our station in the Little Rock market. The tower, the broadcast equipment installed on the tower and certain equipment located near the tower were destroyed. The distribution of the station’s primary signal via cable and satellite services was restored beginning within hours of the collapse. A limited over-the-air signal was restored ten days later, on January 21, 2008. Transmitter power was increased as of March 16, 2008, which served to enhance the reach and quality of the interim over-the-air signal. We maintain replacement cost property insurance as well as business interruption insurance on the tower and equipment affected by the collapse. We have completed construction of the permanent replacement tower and installation of related equipment and began broadcasting a full power digital signal from the replacement tower on February 20, 2009.

During July 2009, the related insurance claim negotiation was finalized. As a result, the Company recorded a gain on the replacement cost property portion of the claim of $6,015, reflecting the excess of replacement cost insurance proceeds over the carrying value of the destroyed assets. This gain is reflected in other nonoperating income in the accompanying consolidated statement of operations and retained earnings. In addition, a gain on the business interruption portion of the claim of $2,811, reflecting the lost revenue associated with the tower collapse, was also recorded during the quarter ended September 30, 2009. This gain is reflected in net operating revenues in the accompanying consolidated statement of operations and retained earnings. Proceeds received from the insurance company are reflected within investing activities in the accompanying consolidated statements of cash flows to the extent of claim-related capital expenditures during that period. Proceeds in excess of claim-related capital expenditures are reflected within operating activities.

We regularly enter into program contracts for the right to broadcast television programs produced by others and program commitments for the right to broadcast programs in the future. Such programming commitments are generally made to replace expiring or cancelled program rights. During Fiscal 2007, 2008 and 2009, we made cash payments of approximately $10,800, $10,800 and $11,300, respectively, for rights to television programs. We anticipate cash payments for program rights will be in the approximate range of $11,000 to $12,000 per year for Fiscal 2010 through 2014. We currently intend to fund these commitments with cash provided by operations.

The following table presents the long-term debt maturities, required payments under contractual agreements for broadcast rights, future minimum lease payments under noncancellable leases and guaranteed payments under employment contracts and deferred compensation agreements as of September 30, 2009:

	Fiscal Year Ending September 30,
	2010	2011	2012	2013	2014	Thereafter	Total
Long-term debt	$—	$21,500	$—	$455,000	$—	$—	$476,500
Interest payments on senior subordinated notes	35,263	35,263	35,263	17,631	—	—	123,420
Programming contracts — currently available	12,618	552	403	324	—	—	13,897
Programming contracts — future commitments	942	10,063	4,749	346	—	—	16,100
Operating leases	4,745	4,700	4,554	4,632	4,764	16,705	40,100
Employment contracts	10,117	4,086	331	77	—	—	14,611
Deferred compensation	587	369	169	96	—	—	1,221

Total	$64,272	$76,533	$45,469	$478,106	$4,764	$16,705	$685,849

Interest payments under our senior credit facility have not been included in the above table as such payments fluctuate depending on the market rates of interest and the amount outstanding under the senior credit facility.

We also have certain obligations and commitments under various executory agreements to make future payments for goods and services. These agreements secure the future rights to certain goods and services to be used in the normal course of operations.

Based upon our current level of operations, we believe that available cash, together with cash flows generated by operating activities as well as amounts available both under the senior credit facility and from repayments of distributions to owners, will be adequate to meet our anticipated future requirements for working capital, capital expenditures and scheduled payments of interest on our debt for the next twelve months.

ACC’s cash flow from operations and consequent ability to service its debt is, in part, dependent upon the earnings of its subsidiaries and the distribution (through dividends or otherwise) of those earnings to ACC, or upon loans, advances or other payments of funds by those subsidiaries to ACC. As of September 30, 2009, 52% of the assets of ACC were held by operating subsidiaries and for Fiscal 2009, approximately 52% of ACC’s net operating revenues were derived from the operations of ACC’s subsidiaries.

Income Taxes

Our operations are included in a consolidated federal income tax return filed by Perpetual. In accordance with the terms of a tax sharing agreement between ACC and Perpetual, we are required to pay to Perpetual our federal income tax liability, computed based upon statutory federal income tax rates applied to our consolidated taxable income. We file separate state income tax returns with the exception of Virginia, which is included in a combined state income tax return filed by Perpetual. In accordance with the terms of the tax sharing agreement, we are required to pay to Perpetual our combined Virginia income tax liability, computed based upon statutory Virginia income tax rates applied to our combined Virginia net taxable income. Taxes payable to Perpetual are not reduced by losses generated in prior years by us. In addition, the amounts payable by us to Perpetual under the tax sharing agreement are not reduced if losses of other members of the Perpetual group are utilized to offset our taxable income for purposes of the Perpetual consolidated federal or Virginia state income tax returns.

The provision for income taxes is determined in accordance with the accounting rules for income taxes, which require that the consolidated amount of current and deferred income tax expense for a group that files a consolidated income tax return be allocated among members of the group when those members issue separate financial statements. Perpetual allocates a portion of its consolidated current and deferred income tax expense to us as if we and our subsidiaries were separate taxpayers. We record deferred tax assets, to the extent it is considered more likely than not that such assets will be realized in future periods, and deferred tax liabilities for the tax effects of the differences between the bases of our assets and liabilities for tax and financial reporting purposes.

We record income tax expense in accordance with the accounting rules for income taxes and make payments to Perpetual in accordance with the terms of the tax sharing agreement between us and Perpetual. To the extent that there is a difference between tax payments that would be due as calculated in accordance with the accounting rules and tax payments due under the tax sharing agreement, such difference is recorded to retained earnings.

Inflation

The impact of inflation on our consolidated financial condition and consolidated results of operations for each of the periods presented was not material.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make judgments and estimates that affect the amounts reported in our consolidated financial statements and accompanying notes. We base our estimates on historical experience and assumptions we consider reasonable at the time of making those estimates. We evaluate our estimates on an on-going basis. Actual results may differ from these estimates under different circumstances or using different assumptions. We consider the following accounting policies to be critical to our business operations and the understanding of our financial condition and results of operations.

Allowance for Doubtful Accounts

We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. As is customary in the broadcasting industry, we do not require collateral for our credit sales, which are typically due within thirty days. If the economy and/or the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make their payments, additional allowances may be required.

Intangible Assets

Intangible assets consist of values assigned to broadcast licenses as well as favorable terms on contracts and leases. The amounts originally assigned to intangible assets were based on the results of independent valuations. The carrying value of our indefinite lived intangible assets, consisting of broadcast licenses, was $42,290 and $11,590 at September 30, 2008 and 2009, respectively. Other intangible assets, consisting of favorable terms on contracts and leases, were amortized over the terms of the respective contracts and leases, and these assets became fully amortized during the first quarter of Fiscal 2008.

In accordance with the accounting rules for intangible assets, such assets deemed to have indefinite lives are not amortized but are subject to tests for impairment at least annually, or whenever events indicate that impairment may exist. Other intangible assets continue to be amortized over their useful lives.

Our indefinite lived intangible assets, consisting of broadcast licenses, are subject to impairment tests annually on September 30 as well as on an interim basis whenever events indicate that an impairment may exist. During the quarter ended March 31, 2009, events occurred which indicated that an impairment of certain broadcast licenses may exist. The events included the decline in the overall economy, forecasts for negative industry-wide advertising growth in 2009, and reduced revenue projections and related cost reduction measures within the Company. Thus, such broadcast licenses were tested for impairment as of March 31, 2009. The tests indicated that four broadcast licenses were impaired. As a result, we recorded a non-cash impairment charge of $27,700 during the quarter ended March 31, 2009. The annual impairment test as of September 30, 2009 indicated that a further impairment had occurred with respect to these four broadcast licenses, resulting in a non-cash impairment charge of $3,000 during the quarter ended September 30, 2009.

We use an income approach to determine the fair value of our broadcast licenses on a station-by-station basis. Any excess of carrying value over fair value represents the amount of impairment. The income approach assumes an initial hypothetical start-up operation, maturing into an average performing independent or non-affiliated station in a specific television market and giving consideration to other relevant factors such as the number of competing stations within that market. The net cash flows of this hypothetical average market participant are projected from the first year start-up to perpetuity and then discounted back to net present value. The calculated valuation is compared to market transactions in order to confirm the results of the income approach.

The following key valuation assumptions were made for an average market participant in our specific markets as of March 31, 2009: (a) a pre-tax discount rate of 13.5%; (b) compound annual market revenue growth rates ranging from 1.1% - 2.5%; and (c) operating profit margins, excluding depreciation and amortization, after the hypothetical start-up period ranging from 24.7% - 26.3%. These assumptions as of September 30, 2009 were: (a) a pre-tax discount rate of 14.3%; (b) compound annual market revenue growth rates ranging from 1.0% - 2.5%; and (c) operating profit margins, excluding depreciation and amortization, after the hypothetical start-up period ranging from 24.8% - 26.5%. The discount rate represents the current weighted average cost of capital that would be expected in our industry for an average market participant, taking into account the typical split between debt and equity financing within our industry, the rate of return required by investors for an investment with similar risk as well as market risk premiums. The compound annual market revenue growth rates are based on our historical experience within the respective market as well as market-specific and industry-wide future projections. The operating profit margins, excluding depreciation and amortization, are determined based on margins achieved by average market participants in similar markets with similar competitive environments.

The valuation declines at March 31, 2009 and resulting impairment were primarily due to an approximate 20% reduction in base year television market revenues as well as lower compound annual market revenue growth rates, particularly in the first few years of the projection, to 1.1%-2.5% as compared to prior estimates of 3.5%. While we did project future revenue growth, no true recovery from the 2009 revenue decline has been reflected in these market growth rate projections. Additionally, the discount rate has increased from 11.2% to 13.5%, reflecting the current difficulties in the credit markets. These changes are all due to the current economic downturn and credit crisis, which has adversely affected advertising revenues and station valuations, particularly for independent or non-affiliated stations.

The further valuation declines at September 30, 2009 were primarily due to: (1) additional reductions in market revenues for the base year as compared to projections as of March 31, 2009, (2) an increase in the discount rate from 13.5% to 14.3%, reflecting the continuing challenges in the credit markets, particularly for start-up companies, and (3) reduced revenue share for independent or non-affiliated television stations. These changes are all due to the current economic downturn and credit crisis, which has continued to adversely affect advertising revenues and station valuations, particularly for independent or non-affiliated stations.

The performance of impairment tests requires significant management judgment. Future events affecting cash flows, general economic or market conditions or accounting standards could result in further impairment losses.

Income Taxes

We account for income taxes in accordance with the accounting rules for income taxes. We recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities. We regularly review our deferred tax assets for recoverability and establish a valuation allowance if it is more likely than not that the deferred tax assets will not be realized. This assessment is based on historical taxable income, projected future taxable income and the expected timing of the reversals of existing temporary differences. If we are unable to generate sufficient taxable income, or if there is a material change in the actual effective tax rates or time period within which the underlying temporary differences become taxable or deductible, we could be required to establish a valuation allowance against all or a significant portion of our deferred tax assets resulting in a substantial increase in our effective tax rate and an adverse impact on our operating results.

Our operations are included in a consolidated federal income tax return filed by Perpetual. In accordance with the terms of a tax sharing agreement between us and Perpetual, we are required to pay to Perpetual our federal income tax liability, computed based upon statutory federal income tax rates applied to our consolidated taxable income. We file separate state income tax returns with the exception of Virginia, which is included in a combined state income tax return filed by Perpetual. In accordance with the terms of the tax sharing agreement, we are required to pay to Perpetual our combined Virginia income tax liability, computed based upon statutory Virginia income tax rates applied to our combined Virginia net taxable income. Taxes payable to Perpetual are not reduced by losses generated in prior years by us. In addition, the amounts payable to Perpetual under the tax sharing agreement are not reduced if losses of other members of the Perpetual group are utilized to offset our taxable income for purposes of the Perpetual consolidated federal or Virginia income tax returns.

The accounting rules for income taxes require that the consolidated amount of current and deferred income tax expense for a group that files a consolidated income tax return be allocated among members of the group when those members issue separate financial statements. Perpetual allocates a portion of its consolidated current and deferred income tax expense to us as if we and our subsidiaries were separate taxpayers. We record deferred tax assets, to the extent it is more likely than not that such assets will be realized in future periods, and deferred tax liabilities for the tax effects of the differences between the bases of our assets and liabilities for tax and financial reporting purposes.

We record income tax expense in accordance with the accounting rules for income taxes and make payments to Perpetual in accordance with the terms of the tax sharing agreement between us and Perpetual. To the extent that there is a difference between tax payments that would be due as calculated in accordance with the accounting rules for income taxes and tax payments due under the tax sharing agreement, such difference is recorded to retained earnings.

In June 2006, the FASB issued new guidance related to accounting for uncertainty in income taxes. This guidance clarifies the accounting for uncertainty in income taxes by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. The new guidance was adopted on October 1, 2007. We classify interest and penalties related to its uncertain tax positions as a component of income tax expense.

Our provision for income taxes and related deferred tax assets and liabilities reflect our estimates of actual future taxes to be paid. Such estimates are based on items reflected in the consolidated financial statements, considering timing as well as the sustainability of our tax filing positions. Actual income taxes paid could vary from our estimates as a result of future changes in income tax law or reviews by federal or various state and local tax authorities.

New Accounting Standards

In September 2006, the FASB issued new guidance on fair value measurements. This new guidance defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The guidance does not expand or require any new fair value measures but is applicable whenever another accounting pronouncement requires or permits assets and liabilities to be measured at fair value. In February 2008, the FASB delayed the effective date of this guidance for non-financial assets and liabilities, except for those that are recognized or disclosed at fair value in the financial statements on a recurring basis, until our year ending September 30, 2010. We adopted the guidance for financial assets and liabilities as of October 1, 2008. The adoption had no impact on our financial position or results of operations. We are currently evaluating the impact, if any, that the adoption related to non-financial assets and liabilities which are not recognized or disclosed on a recurring basis may have on our financial position or results of operations.

In February 2007, the FASB issued new guidance which permits entities to choose to measure many financial instruments and certain other items at fair value. We adopted this guidance as of October 1, 2008. The adoption had no impact on our financial position or results of operations.

In April 2009, the FASB issued new guidance requiring disclosures about fair value of financial instruments, which were previously required only on an annual basis, for interim reporting periods. This guidance was effective for our quarter ended June 30, 2009. The adoption had no impact on our financial position or results of operations.

In May 2009, the FASB issued new guidance to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This guidance was effective for our quarter ended June 30, 2009. The adoption had no impact on our financial position or results of operations.

In June 2009, the FASB issued new guidance to establish the FASB Accounting Standards Codification (the “Codification”) as the single source of authoritative nongovernmental U.S. generally accepted accounting principles (“GAAP”). This guidance is effective beginning with our financial statements issued for the year ended September 30, 2009. As the Codification does not change GAAP, the adoption had no impact on our financial position or results of operations.

In October 2009, the FASB issued new guidance on revenue arrangements with multiple deliverables. The guidance revises the criteria for separating, measuring and allocating arrangement consideration to each deliverable in a multiple element arrangement. This guidance is effective for our year ending September 30, 2011. We are currently evaluating the impact, if any, that this guidance may have on our financial position or results of operations.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements as defined by Item 303 of Regulation S-K.